Exhibit 10.3

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 2nd day of July, 2021, by and between BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord”), and PROTAGONIST THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of March 6, 2017 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of January 31, 2019 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord at 7707 Gateway Boulevard in Newark, California (the “7707 Building”);

B.WHEREAS, Landlord and Tenant desire to expand the Existing Premises to include that certain space containing approximately fifteen thousand twelve (15,012) square feet of Rentable Area (as more particularly described on Exhibit A attached hereto, the “Additional Premises”) on the first (1st) floor of the building located at 7999 Gateway Boulevard, Newark, California (the “7999 Building”); and

C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.Additional Premises. Effective as of the date that Landlord first delivers possession of the Additional Premises to Tenant (the “Additional Premises Term Commencement Date”), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Additional Premises. Landlord shall endeavor to cause the Additional Premises Term Commencement Date to occur on or before September 1, 2021 (the “Estimated Additional Premises Term Commencement Date”); provided, however, Tenant agrees that in the event the Additional Premises Term Commencement Date has not occurred on or before the Estimated Additional Premises Term Commencement Date for any reason, then (a) this Amendment shall not be void or voidable (except as expressly permitted under Article 7

below), and (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.   From and after the Additional Premises Term Commencement Date, (x) the term “Premises” as used in the Lease shall mean the Existing Premises plus the Additional Premises, and (y) the term “Building” as used in the Lease shall mean the 7707 Building and/or the 7999 Building, as the context may require.

2.1Additional Premises Term. The Term with respect to the Additional Premises (the “Additional Premises Term”) shall commence on the Additional Premises Term Commencement Date and shall thereafter be coterminous with the Term for the Existing Premises, such that the Term with respect to the entire Premises (including both the Existing Premises and the Additional Premises) shall expire on the Term Expiration Date (i.e., May 31, 2024).

2.2Condition of Additional Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and, notwithstanding anything to the contrary in the Lease, agrees to take the same in its condition “as is” as of the Additional Premises Term Commencement Date, (b) neither Landlord nor any agent of Landlord has made (and neither Landlord nor any agent of Landlord hereby makes) any representation or warranty of any kind whatsoever, express or implied, regarding the Additional Premises, including (without limitation) any representation or warranty with respect to the condition of the Additional Premises or with respect to the suitability of the Additional Premises for the conduct of Tenant’s business and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy or to pay for any improvements to the Additional Premises. Notwithstanding the foregoing, Landlord shall deliver the Additional Premises to Tenant with the existing heating, ventilating and air conditioning system serving the Additional Premises in good working order, condition and repair (such obligation, “Landlord’s Delivery Obligation”). Tenant’s taking possession of the Additional Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Additional Premises, the 7999 Building and the Project were at such time in good, sanitary and satisfactory condition and repair and that Landlord’s Delivery Obligation was satisfied; provided that, if Landlord fails to satisfy Landlord’s Delivery Obligation (a “Delivery Shortfall”), then Tenant may, as its sole and exclusive remedy, deliver notice of such failure to Landlord detailing the nature of such failure (a “Shortfall Notice”); provided, further, that any Shortfall Notice must be received by Landlord no later than the date (the “Shortfall Notice Deadline”) that is sixty (60) days after the Additional Premises Term Commencement Date. In the event that Landlord receives a Shortfall Notice on or before the Shortfall Notice Deadline, Landlord shall, at Landlord’s expense, promptly remedy the Delivery Shortfall. Landlord shall not have any obligations or liabilities in connection with a failure to satisfy Landlord’s Delivery Obligation except to the extent such failure is identified by Tenant in a Shortfall Notice delivered to Landlord on or before the Shortfall Notice Deadline.

2.3Base Rent for Additional Premises. Commencing as of the Additional Premises Term Commencement Date, Base Rent for the Additional Premises shall equal Three and 30/100 Dollars ($3.30) per square foot of Rentable Area (of the Additional

Premises) per month. Base Rent for the Additional Premises shall be subject to an annual upward adjustment of three point five percent (3.5%) of the then-current Base Rent for the Additional Premises. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Additional Premises Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the Lease continues in effect. For avoidance of doubt, the amount of the required Security Deposit under the Lease shall remain as set forth in the Existing Lease.

2.4Base Rent Abatement. So long as no monetary or material non-monetary Default (beyond any applicable notice and cure period) by Tenant has occurred, Tenant shall not be required to pay Base Rent (with respect to the Additional Premises only) for the first (1st) three (3) months of the Additional Premises Term (such period, the “Additional Premises Free Rent Period”); provided, however, that the total amount of Base Rent abated during the Additional Premises Free Rent Period shall not exceed One Hundred Forty-Eight Thousand Six Hundred Eighteen and 80/100 Dollars ($148,618.80). During the Additional Premises Free Rent Period, Tenant shall continue to be responsible for the payment of all of Tenant’s other Rent obligations under the Lease, including all Base Rent with respect to the Existing Premises, and all Additional Rent with respect to the entire Premises (including both the Existing Premises and the Additional Premises) such as Operating Expenses, the Property Management Fee (which shall be calculated as if the Additional Premises Free Rent Period was not in effect), and costs of utilities for the Premises. Upon the occurrence of any monetary or material non-monetary Default (beyond any applicable notice and cure period), the Additional Premises Free Rent Period shall immediately expire, and Tenant shall no longer be entitled to any further abatement of Base Rent pursuant to this Section. In the event of any Default that results in termination of the Lease, then, as part of the recovery to which Landlord is entitled pursuant to the Lease, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to the Lease (including Article 31 of the Original Lease), at law or in equity, Landlord shall be entitled to the immediate recovery, as of the day immediately prior to such termination of the Lease, of the unamortized amount of Base Rent that Tenant would have paid had the Additional Premises Free Rent Period not been in effect.

2.5Acknowledgement. After Tenant takes occupancy of the Additional Premises and within ten (10) days of Landlord’s written request, Tenant shall execute and deliver to Landlord written acknowledgment of the actual Additional Premises Term Commencement Date within ten (10) days after Tenant takes occupancy of the Additional Premises, in the form attached as Exhibit B hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Additional Premises Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain any governmental licensing or similar governmental approval of the Additional Premises required for the Permitted Use by Tenant shall not serve to extend the Additional Premises Term Commencement Date.

3.Rentable Area; Tenant’s Pro Rata Share. Effective as of the Additional Premises Term Commencement Date, the chart in Section 2.2 of the Original Lease is hereby deleted in its entirety and replaced with the following:

Definition or Provision	Means the Following (As of the Additional Premises Term Commencement Date)
Approximate Rentable Area of Existing Premises	42,877 square feet
Approximate Rentable Area of Additional Premises	15,012 square feet
Approximate Rentable Area of Premises	57,889 square feet
Approximate Rentable Area of 7707 Building	148,848 square feet
Approximate Rentable Area of 7999 Building	178,047 square feet
Approximate Rentable Area of North Campus	966,271 square feet
Approximate Rentable Area of Project	1,389,517 square feet
Tenant’s Pro Rata Share of 7707 Building	28.81%
Tenant’s Pro Rata Share of 7999 Building	8.43%
Tenant’s Pro Rata Share of North Campus	5.99%
Tenant’s Pro Rata Share of Project	4.17%

4.CASp. The Premises have not undergone inspection by a Certified Access Specialist (“CASp,” as defined in California Civil Code Section 55.52). Even if not required by California law, the Premises may be inspected by a CASp to determine whether the Premises comply with the ADA, and Landlord may not prohibit a CASp performing such an inspection. If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp. A Certified Access Specialist can inspect the Premises and determine whether the Premises comply with all of the applicable construction- related accessibility standards under State law. Although State law does not require a Certified Access Specialist inspection of the Premises, Landlord may not prohibit Tenant from obtaining a Certified Access Specialist inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall agree on the arrangements for the time and manner of the Certified Access Specialist inspection, the payment of the fee for the Certified Access Specialist inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.
5.Additional Premises HVAC. Subject to the last grammatical sentence of this Article, for the Additional Premises, Landlord shall (a) maintain and operate the base heating, ventilating and air conditioning systems used for office use only (“Additional Premises

HVAC”), and (b) subject to Section 5(a), furnish Additional Premises HVAC as reasonably required (except as the Lease otherwise provides) for reasonably comfortable occupancy of the Additional Premises twenty-four (24) hours a day, every day during the Additional Premises Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in Additional Premises HVAC services. Landlord and Tenant acknowledge and agree that the Additional Premises HVAC shall not include (x) any supplemental HVAC serving the Premises, (y) any HVAC systems and equipment dedicated to a server room within the Additional Premises, or (z) any systems and equipment exclusively serving the Additional Premises, each of which shall be maintained, repaired and operated by Tenant at Tenant’s sole cost and expense.

6.Generator. Tenant acknowledges and agrees that there is no back-up generator serving the Additional Premises. Accordingly, Section 16.8 of the Existing Lease shall not apply to the Additional Premises.

7.Late Delivery. If the Additional Premises Term Commencement Date has not occurred on or before the date that is ninety (90) days after the Estimated Additional Premises Term Commencement Date (such date, the “Outside Date”), then Tenant shall have the right to void this Amendment by delivering written notice to Landlord (“Outside Date Notice”) within five (5) business days after the Outside Date; provided, however, that the Outside Date shall be subject to extension on a day-for-day basis as a result of (a) Force Majeure and (b) any delay caused by any action or inaction of Tenant. In the event that Tenant timely and properly delivers an Outside Date Notice in accordance with this Section, (x) this Amendment shall be void ab initio (as if this Amendment was never executed), (y) Landlord shall not be liable to Tenant for any damages in connection therewith, and (z) the Lease shall continue to be governed by the terms, conditions and provisions of the Existing Lease. In the event that (aa) the Additional Premises Term Commencement Date has not occurred on or before the Outside Date, and (bb) Tenant fails to deliver an Outside Date Notice within the five (5) business day period set forth above, Tenant shall no longer have any right to void this Amendment in accordance with the terms of this Article.

8.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Newmark (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

9.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

10.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Protagonist Therapeutics, Inc.

7707 Gateway Boulevard, Suite 140

Newark, California 94560 Attn: Chief Financial Officer

11.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

12.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

13.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

14.Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed. Landlord guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

15.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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2

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-PACIFIC RESEARCH CENTER LP,

a Delaware limited partnership

By:
Name:	Marie Lewis
Title:	Senior Vice President, Legal and Assistant Secretary

TENANT:

PROTAGONIST THERAPEUTICS, INC.,

a Delaware corporation

By:
Name:	Dinesh Patel
Title:	CEO
7/2/2021

Don Kalkofen
CFO
7/2/2021

EXHIBIT A

ADDITIONAL PREMISES

       = Additional Premises

EXHIBIT B

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE is entered into as of [ ], 20[ ], with reference to that certain Second Amendment to Lease (the “Amendment”) dated as of [ ], 20[ ], by PROTAGONIST THERAPEUTICS, INC., a Delaware corporation (“Tenant”), in favor of BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Amendment.

Tenant hereby confirms the following:

1.	Tenant accepted possession of the Additional Premises for use in accordance with the Permitted Use on [ ], 20[ ]. Tenant first occupied the Additional Premises for the Permitted Use on [ ], 20[ ].

2.	The Additional Premises are in good order, condition and repair.

3.	In accordance with the provisions of the Amendment, the Additional Premises Term Commencement Date is [ ], 20[ ].

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date as of the date first written above.

TENANT:

[ ],

a [ ]

By:  Name:  Title:

B-1

PRC-Protagonist-2nd_Amendment partialy executed

Final Audit Report 2021-07-08

Created:	2021-07-08
By:	Serina Roth (serina.roth@biomedrealty.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAmuiojE-p5iCKqrlFlqFk0dK6nK3o9-Ld

"PRC-Protagonist-2nd_Amendment partialy executed" History

Document digitally presigned by DocuSign\, Inc. (enterprisesupport@docusign.com)
2021-07-02 - 2:42:14 PM GMT- IP address: 12.46.199.194

Document created by Serina Roth (serina.roth@biomedrealty.com)
2021-07-08 - 6:05:36 PM GMT- IP address: 12.46.199.194

Document emailed to Marie Lewis (marie.lewis@biomedrealty.com) for signature
2021-07-08 - 6:06:21 PM GMT

Email viewed by Marie Lewis (marie.lewis@biomedrealty.com)
2021-07-08 - 6:09:01 PM GMT- IP address: 104.143.198.130

Document e-signed by Marie Lewis (marie.lewis@biomedrealty.com)
Signature Date: 2021-07-08 - 6:09:21 PM GMT - Time Source: server- IP address: 12.46.199.194

Agreement completed.
2021-07-08 - 6:09:21 PM GMT

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